November 25, 2024

Institutional Investment Strategy Fund
2261 Market Street, # 5190
San Francisco, CA 94114

Re:
Institutional Investment Strategy Fund (the “Fund”)
File Nos. 333-271745, 811-23874

Dear Trustees:
A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 the Fund’s Registration Statement (the “Registration Statement”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 9 (the “Amendment”) to the Registration Statement and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP